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                                                                    EXHIBIT 10.7


               INTERNATIONAL MARKETING AND DISTRIBUTION AGREEMENT

     This agreement ("Agreement") is made as of June __, 1998 between International Trading & Manufacturing, a company incorporated in Nevada, whose principal place of business is at 2533 N. Carson Street, Suite 1667, Carson City, Nevada 89708 ("Licensor"), and HSN Direct International Limited, a company incorporated in England and Wales with registered number 3156797 whose principal place of business is at 1 HSN Drive, Building C, St. Petersburg, Florida 33729 ("HSND").

1.   GRANT OF RIGHTS. Licensor grant(s) to HSND:

     1.1 MARKETING AND DISTRIBUTION RIGHTS. The exclusive worldwide right to advertise, promote, market, sell and otherwise distribute The Astrology Network (the "Product") more particularly described in the Schedule attached hereto and incorporated herein ("Schedule") and such ancillary products (the "Ancillary Products" as described in the Schedule and subject to Section 3.2 of this Agreement) by means of direct response television programming however distributed and by all other means, media and channels of distribution, now existing or hereafter developed (the "Marketing and Distribution Rights"). Notwithstanding the foregoing, Licensor shall retain the right to market and distribute the Product and the Ancillary Products (provided Licensor utilizes only the Indra software and no part of the Product contains components of Product from HSND's Third Party Supplier) through an outbound telemarketing program in the U.S. conducted by an outsourced telemarketing firm and a single catalog currently under development by Licensor for distribution in the U.S. which shall be owned and controlled by Licensor.

     1.2 USE OF TRADEMARKS. The right to use all trademarks, trade dress and/or trade names which Licensor may own, control or have the right to use with respect to the Product and Ancillary Products (the "Licensor's Trademarks"), including the trademarks and/or trade names listed in the Schedule, and the right to advertise, promote, market, sell and otherwise distribute the Product and Ancillary Products using such other trademarks, trade names, and identifying designations and such other advertisements and promotional materials as HSND may determine.

     1.3 USE OF ARTWORK. The right to use any and all artwork and promotional materials which Licensor may own, control or have the right to use with respect to the Product and Ancillary Products ("Licensor's Artwork"), copies all of which Licensor shall provide to HSND as soon as practicable after the execution of this Agreement, and the right to use Licensor's trademark, including but not limited to that of "The Astrology Network" and the names, likenesses (including photographs, illustrations, films and videotapes), endorsements and testimonials of any endorsers and other persons which Licensor may own, control or have the right to use. HSND shall have no obligation to make any payment to any person or entity as a result of selling the Product or Ancillary Products using Licensor's Artwork except as expressly set forth in this Agreement or as required by contract expressly entered into by HSND and such third parties.

     1.4 MODIFICATIONS. The right to duplicate and modify Licensor's Artwork in any manner whatsoever, including the right to make insertions and deletions, dub foreign languages or voice-overs, or to use time compression or expansion techniques. HSND shall also have the right to use and reuse Licensor's Artwork and any modified versions thereof in any manner which HSND may determine. HSND shall have the right to translate, modify and otherwise revise and edit any product packaging and any printed, video or audio materials included with the Product or Ancillary Products and to include such modified versions with the Product and Ancillary Products. Licensor shall provide HSND with a copy of any such packaging and printed, video or audio materials, together with a transcript, promptly following execution and delivery of this Agreement.

     1.5 PRODUCT PACKAGING. The right to develop such groupings, ensembles, configurations and packaging of the Product and the Ancillary Products or upsells, including any backend or continuity products, as HSND may determine, including but not limited to HSND's use of it's own upsell or continuity products.

     1.6 SUBDISTRIBUTORS. The right to sub-license any of the rights granted to HSND hereunder to any third party and to exercise any of the rights granted to HSND hereunder through any affiliates, distributors


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or licensees selected by HSND including the right to assign the rights hereunder in whole or in part to such affiliates, distributors or licensees.

     1.7 UPSELL, BACKEND AND CONTINUITY ITEMS. HSND shall be entitled to sell upsell, backend and continuity items in conjunction with the Product if it feels appropriate, whether part of the Product or otherwise, and nothing in this in this Agreement or otherwise shall prevent HSND from so doing.

     1.8 INFOMERCIAL. The right to write, produce and edit a direct response television advertisement, approximately 30 minutes in length and/or such additional direct response television advertisement or spots of the same or shorter lengths as HSND may, in its sole judgment, determine (each or collectively, the "Infomercial") which will describe, display and promote the benefits to be derived from the use of the Product and Ancillary Products (based upon attributes of and claims made about the Product and Ancillary Products documented and substantiated by Licensor to HSND's satisfaction) and offer the Product and Ancillary Products for sale to the general public. Notwithstanding anything to the contrary in this Agreement of otherwise, HSND shall have the unlimited right to air or cause to be aired the jointly owned Infomercial worldwide through any and all licensees, sublicensees, or subdistributors at HSND's sole election for the term of this Agreement. Licensor hereby appoints HSND with full power of attorney to transact all business in the copyrights to the Infomercial referenced herein. Licensor shall provide (or cause to be provided) to HSND at Licensor's expense (i) all documentation and substantiation necessary to ensure or facilitate compliance with all applicable laws and regulations in the United States and to satisfy HSND; (ii) the names and addresses of a reasonable number of good quality testimonials as users or owners of the Product, and Licensor shall assist HSND in coordinating the attendance of and otherwise make such persons available for purposes of filming, taping and/or photography on a royalty/commission free basis; and (iii) all existing footage, if any is available, relevant to the promotion of the Ancillary Products, including but not limited to footage from Licensor's existing appearances on live shop-at-home programming (if any) or any testimonials and B-roll. Ultimate decisions about all production work and the final content of the Infomercial shall be determined by HSND. If HSND uses any testimonials provided by Licensor in the Infomercial, Licensor will supply to HSND copies of releases from all such providers of testimonials and assist HSND in obtaining from such individuals testimonials documenting their current use of the Product, if applicable.

2. JOINT INFOMERCIAL FUNDING. HSND and Licensor shall both contribute equally to the funding of the Infomercial. It is anticipated that the total budget for the Infomercial shall not exceed $200,000 inclusive of talent fees and the direct non-labor costs of HSND and Licensor for their involvement in supervising the production of the Infomercial. Upon HSND's submitting a budget to Licensor for Licensors review, Licensor shall approve the budget within 5 days or otherwise inform HSND of such discrepancies. Upon Licensors final approval, Licensor shall promptly make payment to HSND for one half the total budget, no later than 10 days after final approval, such final approval shall not be unreasonably withheld.

3.   NON-COMPETITION AND RIGHT OF FIRST REFUSAL

     3.1 NON-COMPETITION. Throughout the term(s) of this Agreement and for one hundred and eighty days thereafter, Licensor shall not either alone or in participation with another person or entity, market, distribute, manufacture, license or promote the Product or Ancillary Products (subject to Licensor authorized means of distribution in Section 1.1 or Section 3.2) or any product so similar in design, composition, content or function to the Product or Ancillary Products as to be likely to compete with the Product or Ancillary Products ("Competing Product"), or use any of the Trademarks or Licensor's Artwork, by any means or medium, with HSND's prior written consent.

     3.2 ANCILLARY PRODUCTS DEVELOPMENT. During the term(s) of this Agreement, Licensor shall use Licensor's best efforts to provide HSND with no less than three astrology related products every month for inclusion in the Astrology Network offering as an Ancillary Product. HSND shall have final approval over which Ancillary Products are incorporated into the offering. HSND and Licensor agree that Licensor shall be permitted to sell, market and distribute products that are not astrology related to third parties, provided always that the products marketed by Licensor are in no way confusingly similar to those Ancillary Products sold


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through the Astrology Network. For purposes of clarity, it is understood by the parties that because of the difficult nature of determining whether products are in fact astrology related or not, it may be the case that a product is simply re-packaged to an astrology related theme to constitute a product which is not confusingly similar.

4. TEST MARKETING. HSND shall have the right to conduct test marketing of the Product and Ancillary Products by such means as HSND may determine, including but not limited to Infomercial, short-form direct response and live shop-at-home television ("Test Marketing"). Test Marketing may commence either before or after commencement of production of any Infomercial created or to be created under this Agreement. HSND shall bear the expense of performing the Test Marketing, which expense shall include and be limited to the cost of media for strategic geographic regions throughout the United States to obtain a cross sampling of consumer response, and to be determined solely by HSND.

     (a) If HSND determines, in its sole judgment, that Test Marketing is successful, the parties may commence wide-scale airings ("Rollout") of the Infomercial. If HSND determines that Test Marketing is unsuccessful HSND shall have the right to terminate this Agreement in accordance with Section 16.3. Prior to commencement of Rollout, Licensor shall provide one half of the initial Rollout media cost for the Infomercial, which total cost for Rollout media is not expected to exceed $400,000, unless otherwise mutually agreed to by both HSND and Licensor. The initial Rollout media costs shall be those funds expended for airing the Infomercial until such time that the Infomercial generates a positive cash flow and becomes self funding. All decisions thereafter for media placement shall be made by HSND at their sole discretion, including the decision to cease airing the Infomercial entirely.

5. SUPPLY OF PRODUCT. Unless otherwise agreed by the parties, all orders for the Product and Ancillary Products purchased from Licensor will be subject to the following terms and conditions:

     5.1 DESCRIPTION OF GOODS. The goods shipped by Licensor will conform in every manner to the samples, models, drawings, plans, specifications and other descriptions provided to HSND and will be: new and not used, free from all defects in materials and workmanship, of good and merchantable quality, fit for the purpose for which they are supplied and will comply with all legislation and regulations of any government, governmental department or other regulatory body which may be applicable to them. HSND shall have the right to perform periodic unannounced inspections of the Product during normal business hours before shipment to the end use consumer either at Licensors facility or through random checks of the Product received by the end use consumer and any additional costs incurred by HSND as a result of reinspection due to noncompliance of the goods or unavailability of some or all of the goods when inspections are scheduled shall be borne by Licensor. Licensor shall use best efforts to assist HSND to accomplish the above inspections including, but not limited to, making Licensors facility available to HSND.

     5.2 DEFECTIVE OR DAMAGED PRODUCT. Without limiting any other rights or remedies, HSND has the right to return to Licensor any defective or damaged Product and Ancillary Product, at Licensor's expense, for a full and immediate refund, credit or replacement, at HSND's option.

     5.3 SHIPMENT OF GOODS. Licensor shall periodically receive from HSND an Electronic Data Transmission ("EDI") of valid authorized transactions setting forth the customer order information containing the consumers name, address, and item order number(s). Upon Licensor's receipt of such EDI transmission, Licensor shall initiate fulfillment of each customer order within three days of such receipt and provide to HSND via return EDI transmission notice and confirmation that such customer order has been fulfilled. Licensor shall be obligated to promptly create the components of the Product and package the necessary Ancillary Products in a mail order box and to ship directly to the consumer. Without prejudicing any other rights or remedies of HSND, Licensor will notify HSND immediately if Licensor is unable to ship or cause shipment of all or any portion of the Product or Ancillary Products by an EDI transmission to HSND. If Licensor is unable to ship or cause shipment of all or any portion of the goods covered by an EDI transmission, Licensor shall provide HSND with a detailed packing list indicating the exact times and quantities that are available for shipment. Licensor shall not ship or cause shipment of incomplete or partial shipments or the balance of any previous





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incomplete or partial shipment without the prior written approval of HSND.

     5.4 PRICES. The price for the Product and Ancillary Products purchased by HSND from Licensor will be at a maximum as set forth on Schedule attached hereto and as modified for Ancillary Product. Licensor agrees and acknowledges that all Products and Ancillary Products subject to this Agreement shall be provided to HSND at Licensor's true cost of goods with no additional profit or markup for the benefit of Licensor.

     5.5 PAYMENT TERMS. Payment for all goods purchased from Licensor by HSND will be provided by HSND within 30 days net after the goods have been shipped by Licensor to the end use consumer. All claims of Licensor for moneys due or to become due from HSND shall be subject to deduction or set off by HSND for any claim or counterclaim of HSND arising out of this Agreement or any purchase order or any other agreement between HSND and Licensor and/or Performer.

     5.6 FOREIGN LANGUAGE VERSIONS OF PRODUCT. Where required by HSND, its affiliates, licensees or distributors the Licensor will supply the Product and Ancillary Products with foreign language labeling, packaging and instructional materials satisfactory to HSND, provided that HSND shall either have such items translated or meet the costs of translation.

     5.7 PRODUCT LIABILITY INSURANCE. For as long as HSND, its affiliates, licensees or distributors continue to sell the Product and Ancillary Products (including any upsell, backend or continuity products supplied or licensed by Licensor) and thereafter for the life of such Product or Ancillary Products, Licensor shall have and continue to maintain and keep in force product liability and general liability insurance with a broad form vendor endorsement in amounts of not less than $2,000,000 per occurrence and $10,000,000 in the aggregate covering all Product and Ancillary Products purchased by HSND, its affiliates, licensees or distributors from the Licensor for as long as HSND, its affiliates, licensees or distributors continue to sell the Product or Ancillary Products (including any upsell products supplied or licensed by Licensor) and thereafter for the life of such Product or Ancillary Products. Licensor shall name HSND, its affiliates, licensees, distributors, and, if required by HSND any designee involved in marketing the Product or Ancillary Products, as additional insureds on all such liability insurance policies, each of which shall be endorsed so as to provide at least 30 days notice to HSND of its cancellation, termination or non-renewal. All such insurance shall be placed with one or more carriers reasonably acceptable to HSND. Within 28 days of the date of this Agreement Licensor shall deliver to HSND written evidence of such insurance in a form acceptable to HSND.

     5.8 NO CUSTOMER SOLICITATION. Licensor will not include with the Product or Ancillary Products or the packaging of any information that would enable or induce any customer to acquire, directly or indirectly, any additional merchandise (including but not limited to re-orders) from persons other than HSND unless expressly required to do so by HSND. However, HSND shall consult Licensor prior to any packaging insert being placed in the Product or Ancillary Products. Licensor agrees not to use any information obtained from the customers (e.g., through warranty cards) to offer for sale to such customers any goods or services at any time, unless mutually agreed by the parties.

     6. THIRD PARTY SUPPLIERS. Without prejudice to and without implying any restriction on HSND which is not expressly set out in the Agreement. In the event that HSND can obtain the Product or any component of the Product or Ancillary Products at a lower price or superior quality, or otherwise on terms which it deems are more favorable than those offered by Licensor or that HSND is unable to obtain such quantities of the Product as it requires from Licensor in a timely manner, HSND shall have the right to select one or more third parties ("Third Party Suppliers") to manufacture the Product or any component of the Product as HSND may elect or Ancillary Products. HSND may then purchase the Product or Ancillary Products and components from such Third Party Suppliers at any price that may be negotiated between HSND and such Third Party
Suppliers. Upon request, Licensor (if applicable) shall promptly supply HSND, at no cost to HSND, with all materials, information and licenses which HSND may reasonably require to exercise its rights under this Section.

     7. COMPENSATION DUE LICENSOR. Licensor shall be entitled to 50% of the Net Revenues ("Net


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Revenues" as defined below) generated from the worldwide sales of the Product or Ancillary Products by HSND during the Term of the Agreement, including the Test Marketing. For any bimonthly period (60 days) in which sales of the Product or Ancillary Products results in royalties payable to Licensor (or Licensor's nominee) hereunder, HSND shall render to Licensor on or before the 45th day after each such bimonthly a true and correct statement setting forth HSND's calculations determining any royalties on such sales, accompanied by a check in US dollars for royalties payable to Licensor (or Licensor's nominee). HSND shall maintain complete and accurate sales records of the Product and Ancillary Products, and all other information necessary to calculate royalties and shall retain such records for a period of two years. Licensor shall have the right to inspect and audit such records during normal business hours upon five business days prior notice. Audits shall be conducted by a mutually agreed upon certified public accounting firm and be conducted no more frequently than two times during any twelve month period.

7.1 REVERSE ROYALTY DUE HSND. At such time that media expenditures exceeds $2,000,000 for airing the infomercial, Licensor shall pay royalties to HSND for any sales of the Product or Ancillary Products or for any product using the "The Astrology Network" trademark if sold by outbound telemarketing or catalog sales as provided for in Section 1, in all instances during the term of this Agreement and for one year thereafter, at the rate of fifty percent (50%) of Licensors Net Revenues (as more specifically defined below for HSND's collections). For any bimonthly period (60 days) in which sales of the Product or Ancillary Products occur which result in royalties payable to HSND hereunder, Licensor shall render to HSND on or before the 45th day after each such month a true and correct statement setting forth Licensor's calculations determining royalties, accompanied by a check in U.S. dollars for royalties payable to HSND. Licensor shall maintain complete and accurate records of all sales of the Product or Ancillary Products, and all other information necessary to calculate royalties, and shall retain such records for a period of two years after such sales. HSND shall have the right to inspect and audit such records of Licensor at HSND's expense during normal business hours upon five business days prior notice. Audits shall be conducted by a mutually agreed upon certified public accounting firm and be conducted no more frequently than two times during any 12-month period.

8. DEFINITION OF NET REVENUES. For the purposes of this Agreement,"Net Revenues" shall mean the gross collections by HSND from all sales of Product and Ancillary Products, less the following costs which shall be made available in a report.

     (a) customer refunds, credits and other allowances on account of return or rejection of goods or otherwise granted in the ordinary course of business, as actually incurred ("Returns"); uncollectible accounts due to credit card chargebacks, bad checks, check cancellations, credit declines or other reasons of uncollectibility ("Uncollectibles"); and other events resulting in the selling party not receiving revenues from sales of the Product;

     (b) the true cost of the Product or Ancillary Products whether purchased from Licensor or a Third Party Supplier, including packaging and shipping to the consumer;

     (c) media and advertising costs paid for television, print and other media, outbound telemarketing and other direct marketing activities designed to sell the Product or Ancillary Products;

     (d) credit card discounts and merchant fees payable to credit card processors in connection with sales of the Product or Ancillary Products;

     (e) inbound telemarketing (including customer service calls) costs in connection with the sales of the Product or Ancillary Products;

     (f) order fulfillment, trafficking costs and other expenses associated with EDI transmissions between the parties;

     (g) Royalties that become due or owing to any third party for the sale of the Product or Ancillary


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          Products such as royalties owed to the producer or talent.

     (h) any other cost associated with the direct marketing and distribution of the Product or Ancillary Products.

9. ADDITIONAL CONSULTING SERVICES. The parties agree that Kevin Harrington Enterprises, Inc. and TPH Marketing, Inc. have provided and will continue to provide significant consulting services to Licensor in connection with the production of the Infomercial. In exchange for such consulting services, Licensor shall issue warrants to acquire four hundred thousand (400,000) shares of common stock of Licensor (the "Warrants") which Licensor represents constitutes approximately five percent (5%) of the currently issued and outstanding common stock of Licensor as follows:

     KEVIN HARRINGTON ENTERPRISES, INC.           240,000
     TPH MARKETING, INC.                          160,000

The Warrants shall provide for an exercise price of $1.25 per share, shall be exercisable at any time within five (5) years after the date of this Agreement, and shall be in the form of the attached Exhibit "A", which is incorporated herein by this reference.

In addition and in further consideration of consulting services to be rendered, Licensor further agrees to grant to Kevin Harrington Enterprises, Inc. and TPH Marketing, Inc. options to purchase shares of the common stock of Licensor which, in the aggregate, combined with the Warrants described above, shall not exceed fifteen percent (15%) of the then currently issued and outstanding stock of Licensor (the "Options"). Options to purchase four hundred thousand (400,000) shares of common stock of Licensor shall be granted for each three million dollars ($3,000,000.00) paid for items described in Section 8(c) (the "Media Threshold"), which includes media and advertising costs paid for television, print and other media, outbound telemarketing and other direct marketing activities designed to sell the Product or ancillary Products, as follows:

     KEVIN HARRINGTON ENTERPRISES, INC.           60% of Option
     TPH MARKETING, INC.                          40% of Option

Licensor shall issue the Option within fifteen (15) days after the earlier to occur of (i) Licensor's receipt of cumulative bimonthly statements pursuant to
Section 7 which reflect expenditures equal to the applicable Media Threshold, or (ii) Licensor's receipt from Kevin Harrington Enterprises, Inc. and/or TPH Marketing, Inc. of written notice, with a supporting statement, that the Media Threshold has been satisfied. The Options shall provide for an exercise price equal to the fair market value of the Option shares as of the date of grant, shall be fully vested, shall be exercisable at any time within five (5) years after the date of grant, and shall be in the form of the attached Exhibit "B", which is incorporated herein by this reference. Licensor warrants that the Licensor shares covered by the Warrants and the Options are eligible to be registered on Form S-8. Licensor represents and agrees that it will use its best efforts to cause the Licensor shares to remain eligible for such registration during the term of the Warrants and the Options. HSND makes no representations or warranties regarding the issuance of the Warrants or the Options or the stock of Licensor to be issued pursuant to the Warrants or the Options.

10. PRESS RELEASES. HSND and Licensor shall jointly have the right to approve the other parties press release or public disclosure of the parties relationship for accuracy and veracity, such approval must be provided in writing by the approving party prior to any press release being issued.

11. RETAIL PRICES. HSND shall have the right to sell and distribute the Product and Ancillary Products at such prices, and on such terms and conditions (including shipping and handling charges) as HSND may establish. HSND may seek the advice of Licensor with respect to such pricing, but final approval shall rest with HSND.

12. REGULATORY APPROVALS. Licensor shall cooperate with HSND in securing all regulatory and other


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approvals. Any expenses that HSND may incur in obtaining any approvals, or participating in any regulatory investigation or prosecution against HSND regarding the Product and Ancillary Products or the claims made by HSND for either that are based on information provided to HSND by Licensor may be used by HSND as a deduction or set-off of any payments that Licensor might otherwise be due under this Agreement.

13.  INTELLECTUAL PROPERTY RIGHTS.

     13.1 LICENSOR'S INTELLECTUAL PROPERTY. Subject to the rights granted to HSND under this Agreement, HSND shall acquire fifty percent (50%) right, title and interest in Licensor's Trademarks and Licensor's Artwork. Upon execution of this Agreement, Licensor shall complete all necessary assignments to properly and fully transfer 50% ownership in Licensor's Trademarks and Licensor's Artwork (exclusive of those Ancillary Products HSND declines to market pursuant to Section 3.2). Licensor's assignment shall occur simultaneously with the execution of this Agreement, or in no event less than three (3) days from execution hereof. In the event the Test Marketing is deemed to be unsuccessful, HSND shall assign back to Licensor all of Licensor's Trademarks and Licensor's Artwork within thirty (30) days of termination of this Agreement.

     13.2 ENFORCEMENT OF RIGHTS. Either party shall have the right, but shall not be required, to enforce its interest in the jointly owned intellectual property against infringement thereof. The parties may mutually agree to enforce such rights, paying half of the expense associated therewith and sharing one half each of any judgement or proceeds therefrom. In the event that one party does not wish to enforcement such rights the other may do so at their sole expense, taking all benefit that may result from such enforcement.

     13.3 TRADEMARK REGISTRATIONS. Either party shall have the option to seek to register Licensor's Trademarks in any or all jurisdictions where they are not currently registered. If HSND decides to register a trademark or the parties mutually agree to register a trademark then the cost shall be deducted from the Net Revenues pursuant to Section 8(h). If it is so determined to register Licensors trademark, such trademark must be registered in the name of both parties jointly.

     13.4 HSND'S INTELLECTUAL PROPERTY. Licensor acknowledges and agrees that it shall acquire no right, title or interest in or to any trademarks, trade names or other intellectual property owned wholly by HSND and used by the parties in connection with the marketing and distribution of the Product or Ancillary Products.

     13.5 JOINTLY OWNED INFOMERCIAL. The parties agree and acknowledge that all right, title and interest in and to the copyrights of the Infomercial including any derivative copyrights, such as any modified or translated Infomercial footage, shall vest fifty percent each in HSND and Licensor jointly and all goodwill engendered by the use thereof shall inure for the benefit of HSND and Licensor jointly.

     13.6 CUSTOMER LIST. Any customer list(s) shall be the joint property of HSND and Licensor during the term of this Agreement. Neither party shall utilize the customer list for its own purpose without prior written consent from the other party. Notwithstanding, HSND shall have the right to utilize the customer list for any purpose provided such purpose is for furtherance of sales of the Product or Ancillary Products.

14.  LICENSOR'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

     14.1 THE PRODUCT. Licensor represents, warrants and covenants to HSND:

     (a) that all information provided in writing to HSND or any affiliate, licensee, distributor or other designee of HSND by Licensor relating to the Product and Ancillary Products is and will be true and correct, including without limitation all written information regarding the effectiveness, quality, characteristics or fitness of the Product and Ancillary Products;

     (b) at the time of transfer to HSND or any of its affiliates, licensees or distributors of title to any Product or Ancillary Products purchased by HSND or any of its affiliates, licensees or distributors from Licensor, Licensor shall have good title to such Product or Ancillary


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\          Products and the transfer and delivery of such Product or Ancillary
          Products to HSND, or its affiliates, licensees or distributors where appropriate, shall be rightful, and transfer to HSND, of its affiliates licensees or distributors where appropriate, of title to such Product or Ancillary Products shall effectively convey title to such Product or Ancillary Products to HSND, or its affiliates, licensees or distributors where appropriate, free and clear of all liens, claims, encumbrances and rights of third parties of any nature whatsoever;

     (c) all Product or Ancillary Products sold by Licensor to HSND or its affiliates, licensees or distributors will be new and not used, remanufactured, reconditioned or refurbished, and will be of consistent kind and quality, and will be merchantable; and

     (d) all Product or Ancillary Products sold by Licensor to HSND or any of its affiliates, licensees or distributors will be safe and appropriate for the purpose for which goods of that kind are normally used; and

     (e) Licensor has paid or shall pay all fees, royalties and other compensation payable to any person or entity in connection with the development, manufacture, sale or use of the Product or Ancillary Products and HSND shall have no obligation to make any such payment.

In addition, Licensor shall provide copies of all copyright registrations, copyright applications, patents, patent applications, trademark applications, licenses and other agreements and instruments relating to the Product or Ancillary Products and Licensor's Intellectual Property (and all amendments supplements and modifications thereof) which are now in existence or which Licensor shall obtain, file, or enter into during the term of the Agreement, to HSND within ten days after the execution of this Agreement or subsequently within ten days after any of the listed documents herein come into existence or into Licensor's possession.

     14.2 THE INFOMERCIAL.

     (a) Licensor represents, warrants, and covenants to HSND that the Informercial, to the extent that it is based on information provided by Licensor to HSND or is otherwise approved by Licensor, will comply with all applicable laws and regulations within the United States relating to the advertising and sale of the Product or Ancillary Products;

     (b) HSND represents, warrants, and covenants to Licensor that HSND shall as part of Section 8(g) pay all fees, royalties and other compensation payable to any person or entity in connection with the production, use or transmission of the Infomercial, if any, that become due as a result of sales of the Product or Ancillary Products. For avoidance of confusion this does not refer to up front talent fees or the production budget which shall be jointly funded, but royalties and fees which become due or owing for the sale of the Product or Ancillary Products.

     14.3 DOCUMENTATION. Licensor shall provide to HSND, at Licensor's expense, all such documentation and substantiation of claims made about the Product and Ancillary Products as HSND reasonably requests.

     14.4 PAYMENT OF FEES. Licensor has paid or shall pay all fees, royalties and other compensation payable to any person or entity in connection (i) the use of the trademarks and Licensor's Artwork, or (ii) any other contractual obligation for the manufacture of the Product or Ancillary Products in connection with any of the rights granted to HSND hereunder.

     14.5 PROPRIETARY RIGHTS. Licensor represents, warrants and covenants that;

     (a) It has all necessary power and authority to grant to HSND the rights in this Agreement and neither the granting of the rights nor the exercise of them by HSND will infringe or violate the intellectual property or other proprietary or intangible rights of any other person or entity;

     (b) It has not been and is not, as of the date of this Agreement, a party to any litigation enforcing or defending Licensor's rights in, or with respect to the Product or Ancillary Products, Licensed Intellectual Property or any other intangible property rights relating to the Product or Ancillary Products.

     (c) It is not aware of any such claims made or threatened involving the validity of Licensor's rights in, to or with respect to the Product or Ancillary Products Licensed Intellectual Property.

15.  INDEMNIFICATION.

     15.1 BY LICENSOR. Licensor shall defend, indemnify and hold harmless HSND and its subsidiaries, affiliates, distributors and licensees and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all liabilities and expenses whatsoever, including without limitation, claims, damages, judgments, awards, settlements, investigations, costs and reasonable legal fees ("Claims"), which any of them may incur or become obligated to pay as a result of (i) the sale or use of the Product or Ancillary Products, including product liability claims,
(ii) the use of Licensor's Trademarks or Licensor's Artwork, or (iii) the breach by Licensor of any of the representations, warranties, covenants or obligations of either of them under this Agreement.

     15.2 BY HSND. HSND shall defend, indemnify and hold harmless Licensor and Licensor's officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all Claims which any of them may incur or become obligated to pay arising out of or resulting from the breach by HSND of any of its representations, warranties, covenants or obligations under this Agreement.

     15.3 PROCEDURE. Promptly after learning of the occurrence of any event which may give rise to its rights under the provisions of this Section, any party seeking to enforce such right (a "Claiming Person") shall give written notice of such matter to the party against whom enforcement of such rights is sought (the "Indemnifying Party"). The Claiming Person shall cooperate with the Indemnifying Party in the negotiation, compromise and defense of any such matter. The Indemnifying Party shall be in charge of and control such negotiations, compromise and defense and shall have the right to select counsel with respect thereto, provided that the Indemnifying Party shall promptly notify the Claiming Person of all material developments in the matter. In no event shall the Indemnifying Party compromise or settle any such matter without the prior consent of the Claiming Person, which shall not be bound by any such compromise or settlement absent its prior consent.

16.  TERM. Unless sooner terminated in accordance with the provisions of
Section 18, this Agreement shall remain in full force and effect for an "Initial Term" commencing as of the date hereof and expiring ten (10) years. This Agreement may be renewed for additional and successive terms of two (2) years each provided the required sales minimums are achieved on a yearly basis, the parties mutually agree and written notice of such is exchanged between the parties (the "Additional Term(s)") unless and until terminated in accordance with the provisions of Section 18.

17.  TERMINATION.

     17.1 UPON BREACH. Any party may terminate this Agreement upon 30 days notice to the other parties upon the material breach by another party of any of its material representations, warranties, covenants or obligations under this Agreement. Upon the expiration of such notice period, this Agreement shall terminate without the need for further action by any party, provided, however, that if the breach upon which such notice of termination is based shall have been fully cured to the reasonable satisfaction of the non-breaching party within such 30-day notice period, then such notice of termination shall be deemed rescinded. Such right of termination shall be in addition to such other rights and remedies as the terminating party may have under applicable law.

     17.2 FAILURE TO ACHIEVE SALES MINIMUM. In the event that Licensor does not receive Net

Revenues totaling $400,000 for the period commencing upon Rollout and ending one year thereafter, Licensor and HSND shall both have the right to terminate this Agreement upon 30 days prior written notice to the other, provided such notice is given to the other party within 60 days after the end of the one year period. Failure to give notice of such termination will constitute both parties acknowledgment that the Agreement will remain in full force for an additional year, subject to other causes of termination. Thereafter, this Agreement shall be subject to termination by either party if Licensor does not receive Net Revenues totaling at least $400,000 for each successive year, provided the terminating party gives 30 days prior written notice to the other party.

     17.3 BY HSND. HSND shall have the sole right to terminate this Agreement upon written notice to Licensor if Test Marketing is unsuccessful.

18. RIGHTS AND DUTIES UPON TERMINATION. HSND shall notify Licensor of any Inventory of the Product or Ancillary Products remaining in HSND's possession, and if Licensor does not elect to promptly purchase such inventory from HSND at HSND's cost, then HSND and its affiliates, licensees and distributors shall have the right to dispose of such inventory in such manner as they may determine. Notwithstanding any termination of this Agreement, HSND and Licensor shall perform as though this Agreement were still in effect until all existing and pending orders for the Product placed through HSND or its affiliates, licensees or distributors are filled and all requests for refunds and replacements have been satisfactorily honored.

19. INTELLECTUAL PROPERTY RIGHTS UPON TERMINATION. In the event of termination, both HSND and Licensor agree to negotiate in good faith for the division of jointly owned intellectual property based on commercially reasonable prices for like assets. If HSND and Licensor are unable to reach a mutually agreeable division of intellectual property with in 30 days after termination, then the following procedures will apply. If one party desires to purchase the entirety of the intellectual property (the trademarks, trade dress, Infomercial and customer list) that party shall provide a reasonable offer to the other party and the receiving party shall then have the option of either accepting such offer or purchasing the entirety of the intellectual property for that offer price. In the event that neither party makes an offer for the intellectual property within 120 days after termination of the Agreement then neither party shall have the right to utilize the intellectual property or any part thereof without the others prior written consent.

20. CONFIDENTIALITY. All customer lists, price lists, written and unwritten marketing plans, techniques, methods and data, sales and transaction data, and other information designated or deemed by either party as being confidential or a trade secret, shall constitute confidential information of both parties ("Confidential Information"). HSND and Licensor shall hold all Confidential Information in the strictest confidence and shall protect all Confidential Information with the same degree of care that party, as applicable, exercises with respect to its own proprietary information. Without the prior written consent of the other party, neither shall use, disclose, divulge or otherwise disseminate any Confidential Information to any person or entity, except for that party's attorneys and such other professionals as that party may retain in order for either of them to enforce the provisions of this Agreement. Notwithstanding the foregoing, neither party shall have an obligation with respect to any Confidential Information which:

(i) is or becomes within the public domain through no act of its own in breach of this Agreement;

(ii) was lawfully in the possession of without any restriction on use or disclosure prior to its disclosure hereunder;

(iii) is lawfully received from another source subsequent to the date of this Agreement without any restriction on use or disclosure; or

(iv) is required to be disclosed by order of any court of competent jurisdiction or other governmental authority.

21.  MISCELLANEOUS.

     21.1 NOTICES. All notices, requests, instructions, consents, and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by telegraph, telex or facsimile transmission, (ii) on the next day if delivered by overnight mail or courier, or (iii) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) after being sent by certified or registered mail, postage prepaid, to the party for whom intended to the following addresses:

     IF TO LICENSOR:                           IF TO HSND:

     International Trading & Manufacturing     HSN Direct International Limited
     674 Via de la Valle #100                  1 HSN Drive, Bldg. C
     Solana Beach, CA 92075                    St. Petersburg, FL 33729
     Attn:  Klaus Moeller                      Attn:  Tim Harrington
     Fax:   (619) 793-8840                     Fax:   (813) 573-2704
     Phone: (619) 793-8842                     Phone: (813) 572-8565

                                               WITH A COPY TO HSND'S SOLICITORS:

                                               Wiggin & Co.
                                               3 Albany Court Yard
                                               Piccadilly
                                               London England W1V 9RA
                                               Attn:  Stephen Cook
                                               Fax:   011 44 171 287 8628
                                               Phone: 011 22 171 287 8833

     21.2 ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the Schedule) contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them. Each party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein. No amendment of this Agreement shall be effective unless written and signed by all parties.

     21.3 WAIVER OF BREACH. The failure of any party hereto at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provisions, or in any way affect the validity of this Agreement or the right of any party to thereafter enforce its provisions.

     21.4 ASSIGNABILITY. No party may assign this Agreement or any rights under it to any person or entity without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any attempted assignment without such consent shall be void. However, it is understood and agreed that HSND may exercise its rights and obligations by itself or through any one or more of its affiliates, licensees or distributors and may assign all or part of its rights under this Agreement to any such affiliates, licensees, distributors or successor-in-interest.

     21.5 FORCE MAJEURE. In the event of war, fire, flood, labor troubles, strike, riot, act of governmental authority, acts of God, or other similar contingencies beyond the reasonable control of any of the parties interfering with the performance of the obligations of such party, the obligations so affected shall be deferred or eliminated to the extent necessitated by such event or contingency without liability, but this Agreement shall otherwise remain unaffected. Notice with full details of any circumstances referenced herein shall be given by the affected party to the other party within ten days after its occurrence. The affected party shall use due diligence, where practicable, to minimize the effects of or end any such event.

     21.6 FURTHER ACTIONS. The parties agree to execute such additional documents and to perform such further acts as may be necessary or desirable to carry out the purposes and intents of this Agreement.

     21.7 SEVERABILITY. All of the provisions of this Agreement are intended to be distinct and severable. If any provision of this Agreement is, or is declared, invalid or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability. Such invalidity or unenforceability shall not affect either the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof, or render invalid or unenforceable such provision in any other jurisdiction.

     21.8 COUNTERPARTS. This Agreement may be executed in one or more counter parts each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. HSND and Licensor agree and consent that a facsimile transmission shall constitute a valid execution of this Agreement.

     21.9 INDEPENDENT CONTRACTOR. No party is an employee or agent of the other party. Each party is and shall at all times remain an independent contractor.

     21.10 CONFLICT WITH SCHEDULE. In the event of a conflict between this Agreement and the Schedule, the terms and conditions of the Schedule shall prevail.

     21.11 CURRENCY. All dollar amounts set forth in this Agreement and the Schedule shall refer to U.S. Dollars.

     21.12 GOVERNING LAW. Licensor and HSND each hereby submits itself to the exclusive personal and subject matter jurisdiction of the Florida courts, and it agrees that such courts shall provide the sole forum for determining all matters and disputes arising out of this Agreement. Under no circumstance may Licensor initiate or maintain, directly or indirectly, an action against HSND in a state other than Florida. This Agreement shall be deemed to constitute a contract made and entered into under the laws of the State of Florida and shall be construed in accordance with Florida Law, without regard to conflict of laws, principles.

     21.13 ASSISTANCE OF COUNSEL. Each party acknowledges that (i) it has carefully read this Agreement, (ii) it has had the assistance of legal counsel of its choosing (and such other professionals and advisors as it has deemed necessary) in the review and execution hereof, (iii) the meaning and effect of the various terms and provisions hereof have been fully explained to it by such counsel, (iv) it has conducted such investigation, review and analysis as it has deemed necessary to understand the provisions of this Agreement and the transactions contemplated hereby, and (v) it has executed this Agreement of its own free will.

     21.14 SURVIVAL OF TERMINATION. Sections 3.1, 7-15 and 18-21 of this Agreement shall be deemed to survive its termination.

     IN WITNESS WHEREOF, the parties have caused this Agreement and Schedule to be duly executed on the date first written above.

HSN DIRECT INTERNATIONAL LIMITED               INTERNATIONAL TRADING &
                                               MANUFACTURING

By:    /s/ MICHAEL O. SULLIVAN                 By:    /s/ KLAUS MOELLER
      ------------------------------                 -------------------------
Name:  MICHAEL O. SULLIVAN                     Name:  KLAUS MOELLER
      ------------------------------                 -------------------------
Title: CHIEF OPERATING OFFICER                 Title: DIRECTOR
      ------------------------------                 -------------------------
Date:  6-18-98                                 Date:  6/22/98
      ------------------------------                 -------------------------

               The below named parties are only signatories to this contract with respect to Section 9 of this Agreement.

                                              KEVIN HARRINGTON ENTERPRISES, INC.

                                              By:    /s/ KEVIN HARRINGTON
                                                    -------------------------
                                              Name:  KEVIN HARRINGTON
                                                    -------------------------
                                              Title: CHIEF EXECUTIVE OFFICER
                                                    -------------------------
                                              Date:
                                                    -------------------------


                                              TPH MARKETING, INC.

                                              By:    /s/ TIMOTHY HARRINGTON
                                                    -------------------------
                                              Name:  TIMOTHY HARRINGTON
                                                    -------------------------
                                              Title: PRESIDENT
                                                    -------------------------
                                              Date:  6/18/98
                                                    -------------------------

                                    SCHEDULE

1.   PRODUCT: The Product consists of the following items:

     (1) Personalized Astrological Chart, 30 day subscription of horoscopes, and (1) personalized financial report.

     ANCILLARY PRODUCTS: including, but not limited to, continued monthly astrological charts, jewelry, CD's, and audio tapes. HSND reserves the right to add Ancillary Products to this list as they are developed by Licensor.

2.   COST:

     Pocket Folder (White)         $1.17
     Birthchart Cover              $0.21
     90 Day Forecast Cover         $0.21
     Astrology Pendant             $1.90
     Pouch or Box for Pendant      $0.10
     Paper Cost                    $0.45
     Printer & Binder Lease        $1.20
     Fulfillment Cost              $2.82

     Total Cost                    $8.08

     Priority Postage              $3.00 additional

3.   TRADEMARKS, COPYRIGHTS, AND PENDING APPLICATIONS: "The Astrology Network"

     [To be confirmed]

4.   LICENSOR'S THIRD PARTY SUPPLIER: [IF APPLICABLE]

5.   OTHER PROVISIONS:

     N/A

6.   DISTRIBUTORS TO WHOM LICENSOR CURRENTLY SUPPLIES THE PRODUCT:

                                    ADDENDUM

Let this document serve as an addendum to the original Astrology Network Agreement. ITM and HSND will re-cut from existing and new footage, a one hundred twenty (120) second spot. The spot will be produced at Satellite Video Productions in San Diego. The cost of the spot will not exceed twelve thousand five hundred dollars ($12,500.00) and will be split equally between HSND and ITM. All other terms in the original contract will remain the same.



/s/ KLAUS MOELLER                       /s/ MIKE SULLIVAN
---------------------------             ------------------------------
Klaus Moeller                           Mike Sullivan


May 11, 1999                            May 12, 1999
---------------------------             ------------------------------
Date                                    Date

        AMENDMENT TO INTERNATIONAL MARKETING AND DISTRIBUTION AGREEMENT

This amendment ("Amendment") is made as of June 15, 1999 to the June 22, 1998 Agreement (as previously modified by the Addendum dated May 11, 1999) between International Trading & Manufacturing ("Licensor") and HSN Direct International Limited ("HSND").

1. MODIFICATION OF SECTION 9 OF THE AGREEMENT. The parties had agreed that Kevin Harrington Enterprises, Inc. ("KHE") and TPH Marketing, Inc. ("TPH") would provide consulting services to Licensor in connection with the production of the Infomercial, and accordingly specified a number of warrants and options that KHE and TPH would be entitled to receive under certain conditions for common stock of Licensor. That Section is hereby deleted in its entirety (except for the first sentence and the introductory phrase of the second sentence: "In exchange for such consulting services,"), and the following consideration to KHE and TPH substituted therefor: upon execution of this Amendment by all parties hereto, KHE and TPH will receive a total of 75,000 shares of common stock of Licensor at no cost, and will be jointly provided options to acquire an additional 150,000 shares of common stock, at an exercise price of $3.40 per share. The options shall be fully vested, shall be exercisable at any time within five (5) years after the date of grant, and shall be in the form of the attached Exhibit "A" which is incorporated herein by reference. In each case, sixty percent of the total (or 45,000 of the shares of stock and 90,000 of the options) will be issued to KHE, and the remainder to TPH). These rights shall be non-assignable and non-transferable, and none of the stock acquired hereunder may be sold to any person or entity prior to one year after the execution of this Amendment. HSND makes no representations or warranties regarding the issuance of the stock or the options.

2. RELEASE BY LICENSOR, HSND, KHE, AND TPH. Licensor, HSND, KHE, and TPH, jointly and severally release and absolutely and forever discharge each of the others of them, along with their heirs, successors, predecessors, assigns, parent and subsidiary corporations and representatives, from any and all claims, rights, demands, covenants, agreements, obligations, representations, warranties, promises, liens, accounts, debts, liabilities, damages, expenses, attorneys fees, costs and causes of action of any kind and nature, whether known or unknown, anticipated or unanticipated, whether at law or in equity, which any of them may have, or claim to have, against each other based on, arising out of, or by reason of the Agreement or the performance of any services or obligations in connection with therewith that have occurred, or could or should have occurred, by this date. The parties agree and acknowledge that the long-form infomercial for the Product described in the Agreement did not result in any Net Revenues to be split, and agree that the lack of success does not, and will not, give rise to any cause of action by any of the parties hereto against each other. This release does not apply to any cause of action which any of the parties may have against each other for any performance (or non-performance) of any service or obligation under the Agreement which may arise in the future, nor for any claim with respect to any other action unrelated to the subject matter of the Agreement.

3. MODIFICATION OF SECTION 21.1 OF THE AGREEMENT. Section 21.1 of the Agreement is hereby revised to delete the requirement that a copy of notice be served on HSND's solicitors, and to modify the information for both parties, as follows:

If to Licensor:                                   If to HSND:
International Trading & Manufacturing             HSN Direct International Limited
11250 El Camino Real, Suite 100                   1 HSN Drive, Bldg. C
San Diego, CA 92130                               St. Petersburg, FL 33729
Attn: Klaus Moeller                               Attn: Michael O. Sullivan
Fax: (619) 793-8842                               Fax: (727) 573-2704
Phone: (619) 793-8840                             Phone: (727) 872-7005

4. CONTINUING EFFECT OF THE AGREEMENT. Except as expressly modified above, the Agreement remains in full force and effect.

    IN WITNESS WHEREOF, the parties have caused this Agreement and referenced Exhibit to be duly executed on the date first written above.

HSN DIRECT INTERNATIONAL LIMITED              INTERNATIONAL TRADING &
                                              MANUFACTURING

By: /s/ MICHAEL O. SULLIVAN                   By: /s/ KLAUS MOELLER
    --------------------------                    ------------------------------

Name: Michael O. Sullivan                     Name: Klaus Moeller
      ------------------------                      ----------------------------

Title: Chief Operating Officer                Title: Director
       -----------------------                       ---------------------------

Date: 6/15/99                                 Date: 6/17/99
      ------------------------                      ----------------------------

                                              KEVIN HARRINGTON ENTERPRISES, INC.

                                              By: /s/ KEVIN HARRINGTON
                                                  ------------------------------

                                              Name: Kevin Harrington
                                                    ----------------------------

                                              Title: CEO
                                                     ---------------------------

                                              Date: 6/24/99
                                                    ----------------------------


                                              TPH MARKETING, INC.

                                              By: /s/ TIM HARRINGTON
                                                  ------------------------------

                                              Name: Tim Harrington
                                                    ----------------------------

                                              Title: President
                                                     ---------------------------

                                              Date: 6/28/99
                                                    ----------------------------


                                       2